For Immediate Release

HARVEST NATURAL RESOURCES ANNOUNCES
REVISED 2008 FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON (PR Newswire) March 12, 2009 – Harvest Natural Resources, Inc. (NYSE: HNR) today announced revised 2008 fourth quarter and year-end earnings.

For the year ending December 31, 2008, the net effect of the adjustment is to increase our net income (by reducing our net loss) by $2.9 million, or $0.08 per share, versus previously reported results. For the year ending December 31, 2007, the net effect of the adjustment is to increase our net income by $2.9 million, or $0.08 per share, versus the results reflected in Harvest’s 2007 Annual Report on Form 10-K.

This revision relates to a non-cash deferred tax adjustment to reconcile our 32 percent share of Petrodelta S.A. (Petrodelta) net income reported under International Financial Reporting Standards (IFRS) to that required under accounting principles generally accepted in the United States of America (GAAP) and recorded within net income from unconsolidated equity affiliates.

The adjustment to record our share of Petrodelta’s net income under GAAP should only include deferred tax related to non-monetary temporary differences impacted by inflationary adjustments under Venezuela law.

As a result of the adjustment, the revised fourth quarter loss is $16.8 million, or $0.51 per share, compared to net income of $68.1 million, or $1.86 per share, for the 2007 fourth quarter. For the year ending December 31, 2008, Harvest’s revised net loss is $21.5 million, or $0.63 per share, compared to net income of $60.1 million, or $1.59 per share for 2007.

After adjustments for this matter, Harvest will file its 2008 Annual Report on Form 10-K, an amended 2007 Annual Report on Form 10-K and amended 2008 Quarterly Reports on Form 10-Q.

The following tables set forth the effect of the adjustments described above on the consolidated statement of operations for the three months and year ended December 31, 2008 and for the consolidated balance sheet as of December 31, 2008. There was no impact on net cash used in operating activities in the consolidated statements of cash flows.

 Consolidated Statement of Operations

	For the Quarter ended December 31, 2008
	As Previously				As
	Reported		Adjustment		Restated
	(in thousands, except per share data)
Income (Loss) before income taxes and minority interest	$(25,750)		$	—	$(25,750)
Income tax expense (benefit)		(56)		—		(56)

Income (Loss) before minority interest	(25,694)			—	(25,694)
Minority interest in consolidated subsidiary		1,433		721		2,154

Income (Loss) from consolidated companies	(27,127)			(721)	(27,848)
Net income from unconsolidated equity affiliates		7,447		3,602		11,049

Net income (loss)	$(19,680)			$2,881	$(16,799)

Net Income Per Common Share:
Basic		$(0.60)		$0.09		$(0.51)
Diluted		$(0.60)		$0.09		$(0.51)

Consolidated Statement of Operations

	For the Year ended December 31, 2008
	As Previously				As
	Reported		Adjustment		Restated
	(in thousands, except per share data)
Income (Loss) before income taxes and minority interest	$(49,086)		$	—	$(49,086)
Income tax expense		25		—		25

Income (Loss) before minority interest	(49,111)			—	(49,111)
Minority interest in consolidated subsidiary		6,208		721		6,929

Income (Loss) from consolidated companies	(55,319)			(721)	(56,040)
Net income from unconsolidated equity affiliates		30,974		3,602		34,576

Net income (loss)	$(24,345)			$2,881	$(21,464)

Net Income Per Common Share:
Basic		$(0.71)		$0.08		$(0.63)
Diluted		$(0.71)		$0.08		$(0.63)

Consolidated Balance Sheet

	December 31, 2008
	As Previously		As
	Reported	Adjustment	Restated
		( in thousands)
Investment in equity affiliates	$215,380	$3,602	$218,982
Total assets	358,664	3,602	362,266
Minority interest	48,882	721	49,603
Retained earnings	126,470	2,881	129,351
Total shareholders’ equity	270,361	2,881	273,242
Total liabilities and shareholders’ equity	358,664	3,602	362,266

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in the United States, Indonesia, West Africa and China and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2008 Annual Report on Form 10-K and other public filings.

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